Exhibit (j)(30) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders

Of the Money Market Obligations Trust:

We consent to the use of our report, dated September 26, 2016, with respect to the financial statements of Federated Institutional Prime Value Obligations Fund, a portfolio of the Money Market Obligations Trust, as of July 31, 2016 and for each of the years presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG

Boston, Massachusetts

July 27, 2017